STIBBE LOGO OMITTED

EXHIBIT 5.1
                                                     Completel Europe N.V.
                                                     Blaak 16
Mr M.W. Josephus Jitta, advocaat                     3011 TA Rotterdam
T +31 20 546 01 30                                   The Netherlands
F +31 20 546 07 12
marius.josephusjitta@stibbe.nl
                                                     13 September 2002


Ladies and Gentlemen:

We have acted as legal counsel in the Netherlands to Completel Europe N.V., a public limited liability company under the laws of The Netherlands (the "Company"), in connection with the filing by the Company under the Securities Act of 1933, as amended, of a registration statement on Form S-1, dated September 13, 2002 (the "Registration Statement") with the United States Securities and Exchange Commission. The Registration Statement relates to the registration of 326,778 Ordinary shares (the "Shares") in the Company (nominal value EUR 0.04 after giving effect to the intended 670-to one reverse share split and the reduction of the nominal value of the Ordinary shares from EUR 0.10 to 0.04 per share), issuable upon the exercise of warrants (each a "Warrant") entitling its holder to subscribe for 0.05988 Ordinary Shares.

In rendering this opinion we have examined and relied upon the following documents and, as far as the resolutions referenced under 5, 6 and 8 are concerned, note that such resolutions where adopted in the presence of one of the undersigned:

1.    the Registration Statement;

2. an excerpt dated the date 12 September 2002 of the registration of the Company in the Trade Register of the Chamber of Commerce of Rotterdam, The Netherlands, obtained by on-line connection (the "Extract");

3. a copy of the Deed of Incorporation of the Company (the "Deed of Incorporation"), executed on December 14, 1998;

4. the current articles of association (statuten) of the Company which according to the Extract are in force on the date hereof (the "Articles");

5. the draft of the articles of association of the Company inter alia providing for a reverse split of the ordinary shares issued by the Company (670:1) and the reduction of the nominal value of the Ordinary shares to EUR 0.04 ("Draft I"), the resolution adopted on 20 August 2002 by the extraordinary meeting of shareholders of the Company whereby it was decided to amend the articles of association in accordance with Draft I and the consent dated 23 August 2002 of the Ministry of Justice approving Draft I;

6. the draft of the articles of association of the Company inter alia providing for the creation of Preferred Convertible A shares and of Preferred Convertible B Shares (each with a nominal value of EUR 0.04 ("Draft II"), the resolution adopted on 20 August 2002 by the extraordinary meeting of shareholders of the Company whereby it was decided to amend the articles of association in accordance with Draft II and the consent dated 23 August 2002 of the Ministry of Justice approving Draft II;

7. the resolution adopted on 29 March 2000 by the general meeting of shareholders of the Company which designated the Management Board of the Company for the period ending 29 March 2005 as the competent organ, subject to the approval by the Supervisory Board of the relevant resolutions to issue shares in the company and to restrict and exclude the pre-emptive rights of existing shareholders;

8. the resolution of the joint meeting of the Management Board and the Supervisory Board of the Company adopted on 16 August 2002, that the Company , while excluding as far as required the pre-emptive rights of existing shareholders, issue to each of its existing public shareholders excluding certain shareholders that have waived their rights in that respect, per Ordinary Share of EUR 0.10 held by the them a warrant giving the right to subscribe for 4.012 additional Ordinary shares of EUR 0.10, which warrants will upon the execution of the notarial deed referenced under 5 above each entitle the holder thereof to acquire 0.005988 Ordinary Shares of EUR 0.04 each for the price of EUR 10.05 per whole Ordinary Share of EUR 0.04 and the resolution of the Management Board of the Company adopted on 10 September 2002 that the Company will issue the warrants on September 13, 2002;

and such other documents and such treaties, laws, rules, regulations, and the like, as we have deemed necessary as a basis for the opinions hereinafter expressed.

We have assumed:

(i) the genuineness of all signatures, the authenticity of all the agreements, certificates, and other documents submitted to us as originals;

(ii) the conformity to the originals of all documents submitted to us as copies;

(iii) the notarial deeds amending the articles of association of the Company in accordance with Draft I and subsequently in accordance with Draft II will have been executed;

(iv) that the Warrants will be distributed (a) in the manner described in the Registration Statement and will not be renounced by the beneficiaries, (b) in accordance with any applicable law, (c) so as not to violate any applicable law; and

(v) that the warrants will be exercised and the issue price will be paid in cash in the manner stated in the Registration Statement; and

(vi) that the contents of the Extract are true and complete as of the date hereof; and

(vii) that each of Madison Dearborn Capital Partners II, L.P., Meritage Private Equity Fund, L.P., Meritage Private Equity Parallel Fund, L.P., Meritage Entrepreneurs Fund, L.P., DeGeorge Telcom Holdings Limited Partnership and each of the members of the Supervisory Board and of the Management Board of the Company have waived any right to be granted or to exercise any Warrants granted to them.

Based on the foregoing and subject to any factual matters or documents not disclosed to us in the course of our investigation, and subject to the qualifications and limitations stated hereafter, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing under the law of the Netherlands as a legal entity in the form of a "Naamloze Vennootschap".

2. The Shares will upon exercise of the Warrants in accordance with their terms be validly issued by the Company in accordance with the law of the Netherlands and the provisions of the Articles of Association applicable thereto and will be fully paid up and non-assessable.

The opinions expressed above are subject to the following qualification:

We express no opinion on any law other than the law of The Netherlands as it currently stands and has been interpreted in published case law of the courts of The Netherlands as per the date hereof. We express no opinion on any laws of the European Communities (insofar as not implemented in The Netherlands in statutes or other regulations of general application).

This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties, or other information, or any other document examined in connection with this opinion except as expressly confirmed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement under the captions "Legal Matters" and "Enforceability of Civil Liabilities". In giving such consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours sincerely,

Stibbe




(w.s. M.W. Josephus Jitta)                      (w.s. A.F.J.A. Leijten)
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M.W. Josephus Jitta                             A.F.J.A. Leijten